UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

        Date of Report (Date of Earliest Event Reported): August 10, 2005



                                   CREE, INC.
             (Exact name of registrant as specified in its charter)

      North Carolina                 0-21154                   56-1572719
(State or other jurisdiction     (Commission File           (I.R.S. Employer
    of incorporation)                Number)              Identification Number)


               4600 Silicon Drive
             Durham, North Carolina                     27703
     (Address of principal executive offices)         (Zip Code)



                                 (919) 313-5300
               Registrant's telephone number, including area code


                                       N/A
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
[ ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On August 10, 2005, Cynthia B. Merrell, Chief Financial Officer and Treasurer, submitted her resignation as an officer of Cree, Inc. (the "Company") and its subsidiaries, effective on the earlier of the date a successor becomes Chief Financial Officer by appointment of the Company's Board of Directors or February 10, 2006 (the "Resignation Effective Date"). The Company issued a press release dated August 11, 2005 announcing Ms. Merrell's resignation; a copy is included with this report as an exhibit. In connection with her resignation, the Company and Ms. Merrell entered into a letter agreement dated August 10, 2005 (the "Agreement") pursuant to which Ms. Merrell will remain an at-will employee of the Company through August 10, 2006, unless her employment is terminated earlier by Ms. Merrell or the Company. The material terms of the Agreement are described below.

     Position, Compensation and Benefits until the Resignation Effective Date

     Ms. Merrell will continue as the Company's Chief Financial Officer and Treasurer until the Resignation Effective Date, unless her employment is terminated earlier by Ms. Merrell or the Company. Until the Resignation Effective Date she will be compensated at her current base salary and be eligible to participate in all Company employee benefit plans, policies and arrangements that are applicable to regular, full-time employees, including the Company's Management Incentive Compensation Plan, with any incentive payment award under the plan prorated as of the Resignation Effective Date. Ms. Merrell will not receive any additional stock option grants or other equity awards from the Company.

     Position, Compensation and Benefits after the Resignation Effective Date

     Beginning on the Resignation Effective Date and until August 10, 2006 unless her employment is terminated earlier, Ms. Merrell will serve as Senior Financial Advisor to the Company's Chief Executive Officer on a part-time basis, up to 80 hours per month. During that period, she will continue to be compensated at her current base salary and will be eligible to participate in all Company employee benefit plans, policies and arrangements that are applicable to part-time employees, except that she will not participate in the Company's quarterly Employee Incentive Compensation Plan. She will also not be eligible to participate in the Company's medical, vision and dental plans, unless she timely elects to extend coverage pursuant to COBRA. The Company will increase her salary by an amount equal to the applicable COBRA premium during the period she is a part-time employee under the Agreement.

     Treatment of Stock Options

     Ms. Merrell's stock options will continue to vest until the termination of her employment with the Company, subject to the provisions of the Company's Equity Compensation Plan and applicable agreements between Ms. Merrell and the Company. The non-qualified stock option granted to Ms. Merrell on October 1, 2004 to purchase up to 30,000 shares of the Company's stock, which became fully vested and exercisable as of April 15, 2005 subject to certain contractual restrictions on sale or other transfer of the purchased shares, may be exercised by Ms. Merrell free of such restrictions, subject to the expiration provisions of the applicable option agreement and the Company's trading window policy.

     Severance Payments

     If the Company terminates Ms. Merrell's employment without cause (as defined in the Agreement) prior to August 10, 2006, Ms. Merrell will be entitled to receive a severance payment equal to the sum of (1) the remaining base salary she would have earned through August 10, 2006, (2) the value of any accrued and unused vacation days and holiday hours as of the last day of her employment and
(3) her cost (grossed up for taxes) to continue medical, vision and dental coverage for herself and her dependents through the first anniversary of the Resignation Effective Date. If Ms. Merrell remains employed by the Company through August 10, 2006, Ms. Merrell will be entitled to receive a severance payment equal to the sum of the amounts described in (2) and (3) above.

     If Ms. Merrell terminates her employment with the Company or the Company terminates Ms. Merrell for cause (as defined in the Agreement) prior to August 10, 2006, the Company shall have no obligation to pay Ms. Merrell any severance payments. Cause includes among other things Ms. Merrell's death, disability or incapacity, acts or omission of gross negligence or willful misconduct, willful and continued failure to perform duties and responsibilities, material breach of her confidential information, intellectual property and non-compete agreement with the Company or, prior to the Resignation Effective Date, her employment by another entity.

     Payment of any severance amounts is conditioned upon Ms. Merrell providing the Company a release of customary claims.

     A copy of the Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference herein. The foregoing description is qualified in its entirety by reference to the full text of such exhibit.


Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

    Item 1.01 is incorporated herein by reference.


Item 9.01  Financial Statements and Exhibits

(c) Exhibits.

      10.1 Letter Agreement, dated August 10, 2005, between Cynthia B. Merrell and the Company

      99.1   Press Release, dated August 11, 2005

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    CREE, INC.


                                By: /s/ Charles M. Swoboda
                                    ------------------------------------------
                                    Charles M. Swoboda
                                    Chairman, Chief Executive Officer and
                                       President

Date:  August 11, 2005

                                 EXHIBIT INDEX


      10.1 Letter Agreement, dated August 10, 2005, between Cynthia B. Merrell and the Company

      99.1   Press Release, dated August 11, 2005